UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 8, 2010

PLAINSCAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-53629	75-2182440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400, Dallas, Texas 75219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 252-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On December 8, 2010, PrimeLending, a PlainsCapital Company, a wholly owned subsidiary of PlainsCapital Corporation (“PrimeLending”), entered into a settlement with the United States Department of Justice (the “DOJ”) pursuant to a Consent Order (subject to review and approval by the United States District Court for the Northern District of Texas) with respect to an inquiry by the DOJ into certain lending practices of PrimeLending in prior years. The Consent Order settles a complaint filed by the United States against PrimeLending earlier that day relating to alleged violations by PrimeLending of fair lending laws between 2006 and 2009.

PrimeLending denies that it has engaged in any discriminating lending practices and entered into the Consent Order voluntarily to avoid the risks and burdens of litigation. No factual finding or adjudication was made with respect to the United States’ allegations against PrimeLending. Prior to entering into the Consent Order, PrimeLending altered its loan pricing policy to ensure that the price it charges for residential loan products is set in a nondiscriminatory manner consistent with applicable law.

As a part of the Consent Order, PrimeLending agreed to provide a $2 million settlement fund for borrowers nationwide who may have suffered as a result of the alleged violations by PrimeLending of fair lending laws. Any moneys not distributed from the settlement fund to individual borrowers will be distributed to qualified organizations to provide credit counseling, financial literacy, and other related educational programs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINSCAPITAL CORPORATION

Date: December 10, 2010	By:	/s/ Jeff Isom
	Name:	Jeff Isom
	Title:	Executive Vice President, Finance and Accounting